Exhibit 5.1

SIMPSON THACHER & BARTLETT LLP

3330 HILLVIEW AVENUE

PALO ALTO, CA 94304

(650) 251-5000

FACSIMILE: (650) 251-5002

June 10, 2004

CB Richard Ellis Group, Inc.

865 Figueroa Street, Suite 3400

Los Angeles, CA 90017

Ladies and Gentlemen:

We have acted as counsel to CB Richard Ellis Group, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to 17,570,477 shares (the “Shares”) of Class A Common Stock, par value $0.01 per share, of the Company to be issued by the Company pursuant to the CB Richard Ellis Group, Inc. 2004 Stock Incentive Plan; the CB Richard Ellis Group, Inc. 2001 Stock Incentive Plan, as amended; the CB Richard Ellis Services, Inc. Amended and Restated Deferred Compensation Plan, as amended; and the CB Richard Ellis Services, Inc. Amended and Restated 401(k) Plan, as amended (collectively, the “Plans”).

We have examined the Registration Statement, a form of the share certificate, and the Plans. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and representations of officers and representatives of the Company.

NEW YORK	LONDON	HONG KONG	TOKYO	LOS ANGELES

SIMPSON THACHER & BARTLETT LLP

June 10, 2004

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have relied on the specific terms of the Plans in effect on the date hereof in rendering this opinion, and any subsequent amendments to a Plan may cause you and any other person not to be able to rely on this opinion.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that (1) the Shares have been duly authorized and (2) upon either (a) the issuance of the Shares by the Company in accordance with the terms of a Plan and, if applicable, the terms of any agreement to which the Company or a subsidiary of the Company is a party that was entered into pursuant to the terms of a Plan, or (b) the issuance of the Shares by the Company in order to satisfy the liability of the Company or a subsidiary of the Company arising under the terms of a Plan or arising by action of the Company in order to further the purposes of a Plan, the Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. Except as stated herein, this opinion letter may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other person, firm or corporation without our prior written consent.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP